News Release	TRW Automotive 12025 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140
Media Contact:
Manley Ford
(734) 855-2616
Lynette Jackson
+44 (0) 121 506 5315
TRW Automotive to Acquire Majority Stake in Dalphimetal; Transaction Will Strengthen TRW’s Passive Safety Business
LIVONIA, MICHIGAN, September 7, 2005 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, announced today that the Company has entered into a definitive agreement with the founding members of Dalphi Metal España, S.A. (“Dalphimetal”) to purchase a 68.4% stake in Dalphimetal for €113 million, or approximately $137 million, plus the assumption of debt totaling €84 million or approximately $103 million.
Headquartered in Madrid, Spain, Dalphimetal, a privately held company, designs, develops and manufactures airbags and steering wheels for a diverse mix of leading European automakers. The company reported 2004 sales, primarily in Europe, of €371 million or approximately $453 million. Dalphimetal’s largest customers (based on 2004 sales) are Peugeot, Renault, Volkswagen and Volvo. The company employs approximately 2,000 people with production facilities located in Spain, Portugal, France and Tunisia.
“The addition of Dalphimetal to our business further broadens our diversification, enhances our technological capabilities in the passive safety segment and bolsters our presence in Europe,” said John C. Plant, president and chief executive officer. “We believe this acquisition should also better position us to meet the growing demand for safety related products and systems in a very competitive marketplace.”

Mr. Plant added, “Following regulatory approvals, the next step in the process will be focused on implementing the business combination in a manner that is both seamless to our customers and captures the collective attributes of each organization.”
J. Ramon Sanz, spokesperson for the founding members of Dalphimetal, commented, “We are very pleased to have formed a business combination that ultimately blends the heritage of Dalphimetal with the scale of an industry leader.” Mr. Sanz further stated, “This combination represents a strong cultural fit that brings together two companies that have built their success on providing their customers with leading products and technologies.”
TRW intends to finance the acquisition initially with a combination of cash and existing credit facilities. The acquisition is expected to close during the fourth quarter of 2005 or the first quarter of 2006, subject to European Union antitrust approval and other related closing conditions. TRW expects the acquisition to be slightly accretive to its earnings beginning in 2006. Lehman Brothers served as financial advisor to TRW Automotive and Atlas Capital served as financial advisor to the founding members of Dalphimetal on the transaction.
Investor Briefing
TRW Automotive will host a brief conference call this morning at 9:00 a.m. (EDT) to discuss the transaction and to answer related questions. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 9175948.
A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.

About TRW
With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries.
TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10K”) and our Report on Form 10-Q for the quarters ended April 1 and July 1, 2005, and include: our ability to receive the necessary antitrust approval to complete the acquisition of Dalphimetal; our ability to successfully integrate Dalphimetal’s operations into the Company; our ability to keep Dalphimetal’s customer base after the acquisition; possible production cuts by our customers; escalating pricing pressures from our customers; severe inflationary pressures impacting the market for ferrous metals and other commodities; non-performance by, or insolvency of, our suppliers and customers; our substantial leverage; interest rate risk arising from our variable rate indebtedness; the highly competitive automotive parts industry and its cyclicality; product liability and warranty and recall claims; our dependence on our largest customers; loss of market share by domestic vehicle manufacturers; limitations on flexibility in operating our business contained in our debt agreements; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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